Exhibit 99.1
THE BEARD COMPANY	News Release

Harvey Parkway
301 N.W. 63rd Street, Suite 400
Oklahoma City, Oklahoma 73116

For Immediate Release

THE BEARD COMPANY

REPORTS FIRST QUARTER OPERATING RESULTS

OKLAHOMA CITY, Oklahoma – May 21, 2009 -- The Beard Company (OTCBB: BRCO) today announced that it recorded a net loss attributable to common shareholders of $266,000, or $0.03 per share, for the first quarter of 2009, compared with net earnings attributable to common shareholders of $2,884,000, or $0.41 per diluted share, in the quarter ended March 31, 2008. Operating results for the first quarter of 2008 included an after-tax gain of $3,290,000, or $0.47 per diluted share, attributable to the sale of 35% of the Company’s interest in the McElmo Dome CO2 Unit. No such comparable gain on sale was recorded in the first quarter of 2009.

“Our first quarter results do not begin to reflect the potential of the strategic initiatives announced by the Company in recent months,” stated Herb Mee, Jr., President of The Beard Company. “On April 20, 2009, we announced the purchase by our subsidiary, Beard Dilworth, LLC (“BDLLC”), of the Dilworth Field in northern Oklahoma. BDLLC is in the process of raising a total of $7 million from private investors to finance the purchase of, and the enhanced oil recovery program planned for, the Dilworth Field.”

“Our second quarter results will reflect an after-tax gain of more than $4.8 million from the recently completed sale of our remaining 65% interest in the McElmo Dome Unit, thereby allowing our financial results for the first half of 2009 to comfortably exceed prior-year levels. As a result of this gain and the payoff of additional debt, we will have a significantly improved balance sheet as of June 30, 2009 that will include a positive shareholders’ equity for the first time in a number of years. We also hope that two of the projects we have under development in our Coal Segment will come to fruition this year and are extremely excited about the potential of our Geohedral LLC investment. We continue to look forward to major improvements in our operating results in coming years,” Mee concluded.

About The Beard Company

Page 1 of 4 Pages

The Beard Company creates, acquires, and/or invests in businesses, primarily related to natural resources, that management believes have high growth and/or above-average profit potential and can enhance shareholder value. The Company is involved in oil and gas activities; coal reclamation activities; minerals exploration and development through its Geohedral investment, and e-commerce activities conducted through its starpay™ subsidiary.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; the outcome of a lawsuit against Visa; future trends in commodities prices; financial, geological or mechanical difficulties affecting Geohedral’s or Beard Dilworth’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks associated with the Company’s business. By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com

Page 2 of 4 Pages

THE BEARD COMPANY AND SUBSIDIARIES
Results of Operations
(Unaudited)
	For the Three Months Ended March 31,
	2009	2008
Revenues	$ 307,000	$ 378,000
Expenses	495,000	425,000

Operating loss	(188,000)	(47,000)
Other income (expense)	(91,000)	3,127,000

Earnings (loss) from continuing operations before income taxes	(279,000)	3,080,000
Income taxes	-	(54,000)

Earnings (loss) from continuing operations	(279,000)	3,026,000

Earnings (loss) from discontinued operations	6,000	(258,000)

Net earnings (loss)	$ (273,000)	$2,768,000

Losses attributable to noncontrolling interests:
Continuing operations	7,000	7,000
Discontinued operations	-	109,000

Net earnings (loss) attributable to The Beard Company common shareholders	$ (266,000)	$2,884,000

Net earnings (loss) per average common share outstanding:
Basic:
Earnings (loss) from continuing operations	$ (0.03)	$ 0.49
Loss from discontinued operations	0.00	(0.02)
Net earnings (loss)	$ (0.03)	$ 0.47

Diluted:
Earnings (loss) from continuing operations	$ (0.03)	$ 0.42
Loss from discontinued operations	0.00	(0.02)
Net earnings (loss)	$ (0.03)	$ 0.41

Weighted average common shares outstanding:
Basic	9,900,000	6,162,000
Diluted	9,900,000	6,989,000
_________ # # # # #

Page 3 of 4 Pages

THE BEARD COMPANY AND SUBSIDIARIES
Balance Sheets
March 31, 2009 (Unaudited) and December 31, 2008

	March 31,	December 31,
Assets	2009	2008
Current assets:
Cash and cash equivalents	$ 115,000	$ 182,000
Accounts receivable, less allowance for doubtful
receivables of $31,000 in 2009 and 2008	160,000	185,000
Prepaid expenses and other assets	7,000	5,000
Assets of discontinued operations held for resale	21,000	26,000
Total current assets	303,000	398,000

Restricted certificate of deposit	50,000	50,000

Investments and other assets	94,000	87,000

Property, plant and equipment, at cost	2,554,000	2,561,000
Less accumulated depreciation, depletion and amortization	1,336,000	1,340,000
Net property, plant and equipment	1,218,000	1,221,000

Intangible assets, at cost	75,000	75,000
Less accumulated amortization	68,000	66,000
Net intangible assets	7,000	9,000

	$ 1,672,000	$ 1,765,000

	Liabilities and Shareholders' Equity (Deficiency)

Current liabilities:
Trade accounts payable	$ 168,000	$ 97,000
Accrued expenses	322,000	431,000
Short-term debt	95,000	-
Short-term debt - related entities	80,000	57,000
Current maturities of long-term debt	996,000	895,000
Current maturities of long-term debt - related entities	390,000	390,000
Liabilities of discontinued operations held for resale	51,000	65,000
Total current liabilities	2,102,000	1,935,000

Long-term debt less current maturities	420,000	420,000

Long-term debt - related entities	2,250,000	2,250,000

Other long-term liabilities	169,000	172,000

Shareholders' equity (deficiency):
Convertible preferred stock of $100 stated value;
5,000,000 shares authorized; 27,838 shares issued
and outstanding	889,000	889,000
Common stock of $.0006665 par value per share;
15,000,000 authorized; 9,912,457 and 9,830,586 shares
issued and outstanding in 2009 and 2008, respectively	7,000	7,000
Capital in excess of par value	42,672,000	42,655,000
Accumulated deficit	(44,053,000)	(43,787,000)
Accumulated other comprehensive income	24,000	25,000
Total The Beard Company shareholders' equity (deficiency)	(461,000)	(211,000)
Noncontrolling interests	(2,808,000)	(2,801,000)
Total shareholders’ equity (deficiency)	(3,269,000)	(3,012,000)

Page 4 of 4 Pages

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 1,672,000	$ 1,765,000